EXHIBIT 99.2

FOR IMMEDIATE RELEASE

HALLMARK ANNOUNCES PROPOSED
UNDERWRITTEN PUBLIC OFFERING

FORT WORTH, Texas, August 8, 2006 -- Hallmark Financial Services, Inc. (Amex: HAF) today announced that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed public offering of up to $80.5 million in shares of its common stock, including shares subject to the underwriters' over-allotment option. The shares will be sold by Hallmark and its largest stockholder, Newcastle Partners, L.P. The number of shares to be offered and offering price will be determined by market conditions at the time of pricing in consultation with the underwriters of the offering.

Hallmark intends to use its portion of the net proceeds from the public offering to repay certain indebtedness and for general working capital purposes. Hallmark will not receive any proceeds from the sale of shares by Newcastle Partners.

Piper Jaffray & Co. will act as sole bookrunning manager for the offering and William Blair & Company, L.L.C., Keefe, Bruyette & Woods, Inc. and Raymond James & Associates, Inc. will act as co-managers. This offering of common shares will be made only by means of a prospectus. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from Piper Jaffray & Co. at 800 Nicollet Mall, Minneapolis, MN 55402-7020; Phone: (800) 333-6000.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, and none of these securities may be sold in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property and casualty insurance products to businesses and individuals. The Company's business involves marketing, distributing, underwriting and servicing commercial insurance in Texas, New Mexico, Idaho, Oregon, Montana, Louisiana, Oklahoma and Washington; marketing, distributing, underwriting and servicing non-standard personal automobile insurance in Texas, New Mexico, Arizona, Oklahoma and Idaho; marketing, distributing, underwriting and servicing general aviation insurance in 48 states; and providing other insurance related services. The Company is headquartered in Fort Worth, Texas and its common stock is listed on the American Stock Exchange under the symbol "HAF".

Forward-looking statements in this Release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, interest rate trends, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:
Mark J. Morrison, President and Chief Executive Officer, at (817) 348-1600
www.hallmarkgrp.com